Exhibit 4.1

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (as hereafter amended, restated, modified or supplemented in accordance herewith, this “Agreement”), dated as of June 1, 2023, is entered into by and between (i) Chijet Motor Company, Inc., a Cayman Islands exempted company (together with its successors, “Pubco”), and (ii) American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”). Terms capitalized but not defined herein shall have the meaning ascribed to them in the BCA.

RECITALS

WHEREAS, on October 25, 2022, Jupiter Wellness Acquisition Corp., a Delaware corporation (“JWAC”), Pubco, Chijet Motor (USA) Company, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“Merger Sub”), Chijet Inc., a Cayman Islands exempted company (the “Company”), Mu Hongwei, in the capacity as the Seller Representative thereunder (the “Seller Representative”), and the shareholders of the Company named as Sellers therein (collectively, the “Sellers”), entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “BCA”), pursuant to which, subject to the terms and conditions thereof, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), (a) Pubco will acquire all of the issued and outstanding shares of the Company from the Sellers in exchange for ordinary shares of Pubco (with a total of $674 million of the Pubco Ordinary Shares (based on the Redemption Price) (such Pubco Ordinary Shares, subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted, and together with the Earnings thereon, the “Earnout Shares”), to otherwise be received by certain of the Sellers designated as the Earnout Participants thereunder (the “Earnout Participants”) being subject to vesting, transfer restrictions and potential forfeiture after the Closing if certain post-Closing performance metrics are not met) and the Company shall surrender for no consideration its shares in Pubco, such that the Company becomes a wholly owned subsidiary of Pubco and the Sellers become shareholders of Pubco (the “Share Exchange”), and immediately thereafter (b) Merger Sub will merge with and into JWAC, with JWAC continuing as the surviving entity (the “Merger”), and as a result of which, (i) JWAC will become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of JWAC immediately prior to the effective time of the Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco (and with the holders of JWAC Class A Common Stock receiving one (1) CVR for each share of JWAC Class A Common Stock held (with certain holders of JWAC non-public shares waiving their right to receive CVRs for their private shares of JWAC pursuant to the Support Agreement (as defined below))), all upon the terms and subject to the conditions set forth in the BCA and in accordance with the provisions of applicable law;

WHEREAS, simultaneously with the execution of the BCA, JWAC, the Company, Pubco, Jupiter Wellness Sponsor LLC, a Delaware limited liability company (the “Sponsor”), I-Bankers Securities, Inc. (“I-Bankers”) and Join Surplus International Ltd. (“Join Surplus”) entered into the Support Agreement (as it may be amended, the “Support Agreement”), pursuant to which, among other matters, the Sponsor, I-Bankers and Join Surplus agreed to waive their right to receive CVRs for their JWAC Private Shares or any shares of JWAC Class B Common Stock (or shares of JWAC Class A Common Stock issued upon conversion thereof), and

WHEREAS, at or prior to the Closing, Pubco, the Seller Representative and American Stock Transfer & Trust Company, LLC (or such other escrow agent mutually acceptable to JWAC and the Company), as escrow agent (the “Escrow Agent”), will enter into an Escrow Agreement, effective as of the Closing (the “Escrow Agreement”), pursuant to which Earnings on the Earnout Shares shall be held in the Escrow Account and disbursed therefrom in accordance with the terms of Section 2.3 of the BCA and the Escrow Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto agree as follows:

Article I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, as used in this Agreement, the following terms will have the following meanings:

“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the (a) ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the share then in issue and conferring the rights to vote at all general meetings of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Board of Directors” means the board of directors of Pubco.

“Board Resolution” means a copy, delivered to the Rights Agent, of a resolution certified by a duly authorized officer of Pubco to have been duly adopted by the Board of Directors or a written consent signed by the requisite directors serving on the Board of Directors and, in either case, that is in full force and effect on the date so delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking

“CVR Holder” means a Person in whose name a CVR is registered in the CVR Register at any date of determination.

“CVR Register” means the register of CVRs to be maintain by the Rights Agent in accordance with the terms of this Agreement.

“Earnings” means any dividends or distributions or other income paid or otherwise accruing to the Earnout Shares during the time such Earnout Shares have not either yet vested or been surrendered by the Earnout Participants, as of the relevant date.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department, division, commission or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Law” means any and all applicable federal, state, local, municipal, foreign, multinational or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling, order or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by law under the authority of any Governmental Authority.

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“Permitted Transfer” means a transfer of one or more CVRs (a) upon death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of applicable Law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository; or (f) as provided in Section 2.6.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Tax” means any U.S. federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not, and including any secondary liability for any of the aforementioned.

1.2. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time. All references to dollars or “$” refer to United States dollars. References to days mean calendar days unless otherwise specified.

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Article II

CONTINGENT VALUE RIGHTS

2.1. CVRs. The CVRs represent the rights of CVR Holders to receive a contingent payment in the form of Pubco Ordinary Shares (or in such other form as is provided for herein) and any accrued Earnings, pursuant to the BCA and this Agreement.

2.2. Nontransferable. CVRs may not be sold, assigned, transferred, pledged, encumbered or disposed of in any other manner, in whole or in part, other than pursuant to a Permitted Transfer, and, in the case of a Permitted Transfer, only in accordance with Section 2.3(c) hereof. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

2.3. No Certificate; Registration; Registration of Transfer.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep the CVR Register for the purpose of registering CVRs and documenting CVRs and Permitted Transfers thereof, which CVR Register may be amended from time to time by the Rights Agent to reflect any changes to CVR Holders. The Rights Agent shall make the CVR Register available to Pubco upon reasonable request, including for the avoidance of doubt for purposes of calculating the amounts, if any, to be distributed to CVR Holders.

(c) Without limiting the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the registered CVR Holder or CVR Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such CVR Holder or CVR Holders, setting forth in reasonable detail the circumstances relating to the transfer demonstrating that such proposed transfer is a Permitted Transfer. Upon receipt of such written notice, the Rights Agent shall promptly notify Pubco in writing that it has received such written notice. Upon receipt of such notice from the Rights Agent, Pubco shall in good faith reasonably determine whether the transfer is a Permitted Transfer and otherwise complies with the other terms and conditions of this Agreement, and if Pubco so reasonably determines that such transfer does so comply, Pubco shall instruct the Rights Agent in writing to register the transfer of the applicable CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Pubco, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement. The CVR Register shall be conclusive absent manifest error. Any transfer or assignment of CVRs shall be without charge (other than the cost of any transfer Tax or similar Tax or charge) to the applicable CVR Holder. Pubco and the Rights Agent may require payment from the applicable CVR Holder or recipient of the applicable CVR of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer and/or may require the applicable CVR Holder or recipient of the applicable CVR to establish to the satisfaction of Pubco and the Rights Agent that such stamp or other Tax or charge has been paid or is otherwise not payable.

(d) The CVRs shall be deposited with the Rights Agent as the custodian for The Depository Trust Company (including its nominees and successors, the “Depositary”). Without limiting Sections 2.2 and 2.3(c), a CVR (but not any fraction of a CVR) may only be transferred by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

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(e) The transfer and exchange of beneficial interests in the CVRs will be effected through the Depositary, in accordance with the provisions of this Agreement and the applicable rules and procedures of the Depositary that apply to such transfer or exchange.

(f) A CVR Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such CVR Holder. Upon receipt of such written request, the Rights Agent shall promptly record the change of address in the CVR Register.

2.4. Procedures for Satisfaction of CVRs.

(a) In the event that it is finally determined in accordance with Section 2.3(e) of the BCA that any of the Earnout Shares (and Earnings thereon) are no longer eligible to vest and must be surrendered by the Earnout Participants to Pubco for cancellation, and accordingly a payment (including by delivery of shares) will become due and payable to the holders of CVRs in accordance with the BCA and this Agreement (a “CVR Payment”), Pubco will promptly (but in any event within ten (10) Business Days after such final determination) notify the Rights Agent in writing (a “CVR Payment Notice”) of (i) the amount of Earnout Shares (or other securities or property surrendered as part of applicable Earnout Shares and Earnings thereon) that were surrendered by the Earnout Participants, which will be issued by Pubco as new Pubco Ordinary Shares (and delivered to the Rights Agent with any other securities or property surrendered as part of applicable Earnout Shares and Earnings thereon) (collectively, the “CVR Property”) to the CVR Holders, (ii) the amount and type(s) of CVR Property to be issued to each Qualifying CVR Holder for each CVR held in connection with such CVR Payment, and (iii) the requirements to become a Qualifying CVR Holder with respect to such CVR Payment and instructions for providing such information. Upon delivery of the CVR Payment Notice, Pubco will (i) deliver to the Rights Agent for transfer to the applicable Qualifying CVR Holders the amount and type(s) of CVR Property as set forth in the CVR Payment Notice, and (ii) issue a press release providing (A) the calculation of the CVR Property and the amount and type(s) of CVR Property to be issued to each holder of a CVR in connection with such final determination and (B) the requirements to become a Qualifying CVR Holder, including if determined necessary or appropriate by Pubco, a record date for CVR Holders to receive the CVR Payment.

(b) Notwithstanding the foregoing provisions of this Section 2.4, solely for so long as and to the extent reasonably necessary, Pubco may delay the delivery of the CVR Payment if there is any (i) issuance by the SEC of any stop order suspending the effectiveness of any registration statement upon which any of the Pubco Ordinary Shares that may be distributed pursuant to this Agreement are to be registered or the initiation or threat of any proceedings for that purpose, (ii) delisting or pending delisting of any Pubco Ordinary Shares that may be distributed pursuant to this Agreement by any national securities exchange or market on which such shares are then listed, quoted or admitted to trading or any refusal to list such shares on any national securities exchange or market on which they are intended to be listed or admitted to trading, or (iii) receipt by Pubco of any notification with respect to the suspension of the qualification of any Pubco Ordinary Shares that may be distributed pursuant to this Agreement for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose.

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(c) In order to be eligible to receive any CVR Property in connection with the CVR Payment Notice, a CVR Holder must deliver to the Rights Agent in the manner specified in the CVR Payment Notice, any information (including any IRS Form W-9s or W-8s) reasonably requested by Pubco in connection with satisfying Pubco’s obligations under this Agreement. Each CVR Holder who completes the aforementioned requirements and is a record holder of a CVR as of the date of the delivery of the CVR Payment Notice to the Rights Agent, shall be designated as a “Qualifying CVR Holder”. If a CVR Holder otherwise entitled to receive CVR Property in connection with a CVR Payment fails to become a Qualifying CVR Holder, the Rights Agent will hold the portion of the CVR Property otherwise payable to such CVR Holder until such CVR Holder becomes a Qualifying CVR Holder; provided, that if such CVR Holder fails to become a Qualifying CVR Holder within one (1) year after the delivery of the applicable CVR Payment Notice to the Rights Agent, then such CVR Holder will be deemed to have forfeited its rights to the applicable CVR Property, and such CVR Property will be returned to, and become the property of (free and clear of all claims or interest of any Person previously entitled thereto) Pubco, with any Pubco Ordinary Shares or other Pubco securities to be promptly cancelled thereafter by Pubco; and neither Pubco nor the Rights Agent shall be liable to such CVR Holder with respect to such CVR Property. In addition, neither Pubco nor the Rights Agent shall be liable to any Qualifying CVR Holder for all or any portion of any such Qualifying CVR Holder’s CVR Property that is properly delivered to a public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

(d) The Rights Agent will promptly, and in any event within ten (10) Business Days following its receipt of the CVR Payment Notice and applicable CVR Property (i) coordinate with Pubco (including in any capacity as Pubco’s transfer agent) to effect the delivery of the applicable CVR Property, subject to Section 2.4(f), to each Qualifying CVR Holder (with any Pubco Ordinary Shares so issued being in uncertificated book-entry form). Notwithstanding anything herein to the contrary, in no event shall any party hereto be required to deliver to any Qualifying CVR Holder any fractional Pubco Ordinary Share (or other security constituting CVR Property). If any fractional Pubco Ordinary Share (or other security constituting CVR Property) would otherwise be required to be delivered to a Qualifying CVR Holder but for this Section 2.4(d), the number of Pubco Ordinary Shares (or other securities constituting CVR Property) to be delivered to such Qualifying CVR Holder shall be rounded down to the nearest whole number. Each CVR held by a Qualifying CVR Holder shall be deemed to be immediately and automatically cancelled upon the delivery of the applicable CVR Property to such Qualifying CVR Holder, or as otherwise contemplated by Section 2.4(f).

(e) Notwithstanding anything in this Agreement to the contrary, if after the date of the delivery of the CVR Payment Notice to the Rights Agent, but prior to the delivery of the CVR Property by the Rights Agent to the CVR Holders there is any recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, exchange of Pubco Ordinary Shares, repurchase or other change in the corporate structure of Pubco affecting the Pubco Ordinary Shares (each, an “Extraordinary Event”), Pubco shall deliver additional CVR Property to the Rights Agent to equitably account for such Extraordinary Event and to prevent diminution or enlargement of the benefits intended to be provided to the CVR Holders pursuant to this Agreement, with any specific modifications to be as reasonably determined in good faith by the Board of Directors. Pubco (or any successor thereto pursuant to an Extraordinary Event) shall promptly, and in any event, within two (2) Business Days following any Extraordinary Event, provide written notice to the Rights Agent of such Extraordinary Event.

(f) Pubco or the Rights Agent shall be entitled to deduct and withhold, or Pubco may cause the Rights Agent to deduct and withhold, from any CVR Property or any other amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld therefrom under any provision of applicable Tax Law as reasonably determined by Pubco. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Qualifying CVR Holder, Pubco shall instruct the Rights Agent to solicit, to the extent not already in its possession, IRS Form W-9s or W-8s, or any other appropriate forms or information, from Qualifying CVR Holders in order to provide a reasonable opportunity for the Qualifying CVR Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding, and the payment of such CVR Property may be reasonably delayed in order to gather such necessary Tax forms. Pubco, its Affiliates and the Rights Agent may assume all such forms in its possession or provided by any Qualifying CVR Holder are valid under applicable Law until subsequently notified by such Qualifying CVR Holder. Pubco or the Rights Agent shall take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are promptly remitted to the appropriate Governmental Authority. To the extent any amounts are so deducted and withheld and properly remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and as required by applicable Law, Pubco shall, in a timely manner, deliver (or shall cause the Rights Agent to deliver) to the Person to whom such amounts would otherwise have been paid an original IRS Form 1099 or other reasonably acceptable documents evidencing such withholding.

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(g) The Pubco Ordinary Shares issuable to Qualifying CVR Holders as a CVR Payment will, when issued, be (i) duly authorized and validly issued, (ii) fully paid and non-assessable, (iii) issued in compliance with all applicable Laws, (iv) not subject to preemptive rights or restrictions on transfer, other than applicable securities or “blue sky” laws, and (v) assuming the accuracy of the representations of the applicable Qualifying CVR Holder to be delivered to Pubco, issued (x) in compliance with all applicable federal or state securities or “blue sky” laws and (y) not in violation of any options, warrants, calls, rights (including preemptive rights), the organizational documents of Pubco, commitments or agreements to which Pubco is a party or by which it is bound.

2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest in Pubco. The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any CVR Holder. The CVRs will not represent any equity or ownership interest in Pubco, any constituent company to any of the transactions contemplated by the BCA or any of their respective Affiliates.

2.6. Ability to Abandon CVR. A CVR Holder may at any time, at such CVR Holder’s option, abandon all of such CVR Holder’s remaining rights in a CVR by transferring such CVR to Pubco or any of Pubco’s Affiliates without consideration therefor and as of such time of transfer such CVR shall be immediately and automatically cancelled. Nothing in this Agreement shall prohibit Pubco or any of Pubco’s Affiliates from offering to acquire or acquiring any CVRs for consideration from the CVR Holders, in private transactions or otherwise, in its sole discretion.

2.7. Tax Treatment. Except to the extent any portion of a CVR Payment is required to be treated as imputed interest pursuant to applicable Tax Law or as otherwise required by applicable Tax Law, the parties hereto intend to treat the CVR Payment for all Tax purposes as the right to receive additional Pubco Ordinary Shares (or other CVR Property) received pursuant to the Merger. Pubco shall report imputed interest on the CVRs as required by applicable Law.

Article III

THE RIGHTS AGENT

3.1. Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (each as determined by a judgment of a court of competent jurisdiction).

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3.2. Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Pubco in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may rely upon an officer’s certificate delivered by Pubco, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Pubco for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall be held harmless by Pubco in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Pubco with respect to, any of the statements of fact or recitals contained in this Agreement and shall not be required to verify the same (and shall be held harmless by Pubco with respect to same), but all such statements and recitals are and shall be deemed to have been made by Pubco or any other applicable party only;

(g) the Rights Agent will have no liability and shall be held harmless by Pubco in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Pubco); nor shall the Rights Agent be responsible for any breach by Pubco of any covenant or condition contained in this Agreement;

(h) Pubco agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the gross negligence, bad faith or willful or intentional misconduct of the Rights Agent or its Affiliates or Representatives; or is a result of the Rights Agent not adhering to the provisions of any Tax withholding made or not made by the Rights Agent (or anyone on its behalf);

(i) Pubco agrees to pay the fees and expenses of the Rights Agent in connection with this Agreement as set forth on Schedule A hereto and to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)) other than, in each case, amounts for which the Rights Agent is liable pursuant to Section 3.2(h). The Rights Agent will also be entitled to reimbursement from Pubco for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

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(j) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(k) the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(l) subject to federal securities Laws, the Rights Agent and any shareholder, Affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Pubco or have a pecuniary interest in any transaction in which Pubco may be interested, or contract with or lend money to Pubco or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for Pubco or any other Person;

(m) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents; and

(n) except instructions to the Rights Agent as contemplated by this Agreement, the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document to which it is not a party, including the BCA (except to the extent expressly incorporated herein), nor shall the Rights Agent be required to determine if any Person has complied with any such agreements, instruments or documents, nor shall any additional obligations of the Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement.

3.3. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Pubco specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified, but in no event will such resignation become effective until a successor Rights Agent has been appointed. Pubco, by a determination of the Board of Directors, has the right to remove the Rights Agent at any time by specifying a date when such removal will take effect, but no such removal will become effective until a successor Rights Agent has been appointed by Pubco (by determination of the Board of Directors). Notice of such removal will be given by Pubco to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Pubco (by determination of the Board of Directors) will as soon as is reasonably possible appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Pubco shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

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(c) Pubco will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent to the CVR Holders, which may be effected by any public filing or press release made or issued, as applicable, by Pubco, or by any other means reasonably anticipated to provide sufficient notice thereof to the CVR Holders. Each notice will include the name and address of the successor Rights Agent. If Pubco fails to give such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be given at the reasonable expense of Pubco.

3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3 will execute, acknowledge and deliver to Pubco and the retiring or terminated Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring or terminated Rights Agent. On request of Pubco or the successor Rights Agent, the retiring or terminated Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring or terminated Rights Agent.

Article IV

AMENDMENTS

4.1. Amendments without Consent of CVR Holders.

(a) Without the consent of any CVR Holders or the Rights Agent, Pubco, when authorized by a Board Resolution, may at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by Pubco, for any of the following purposes, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, materially and adversely affect the interests of the CVR Holders, or materially and adversely affect the rights, duties, responsibilities or protections of the Rights Agent:

(i) to evidence the succession of another Person to Pubco and the assumption by any such successor of the covenants of Pubco herein as provided in Section 5.2;

(ii) to add to the covenants of Pubco such further covenants, restrictions, conditions or provisions as Pubco shall reasonably determine to be for the protection of the CVR Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4; or

(v) any other amendment hereto that does not adversely affect the legal rights under this Agreement of any CVR Holder.

(b) Without the consent of any CVR Holders, Pubco, when authorized by a Board Resolution, and the Rights Agent may at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by Pubco and the Rights Agent in order to reduce the number of CVRs to reflect any transfers and cancellations of CVRs pursuant to Section 2.6.

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4.2. Amendments with Consent of CVR Holders.

(a) In addition to any amendment, modification, supplement or waiver pursuant to Section 4.1 (which may be made without the consent of the CVR Holders), Pubco, when authorized by a Board Resolution, and with the consent of the Rights Agent (not to be unreasonably withheld, delayed or conditioned), may at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by Pubco and the Rights Agent, if such parties have first obtained the affirmative vote of or a written consent signed by CVR Holders holding a majority of the issued and outstanding CVRs. Any amendment, modification, supplement or waiver made in compliance with this Section 4.2 may be made for any purpose, including adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of one or more of the CVR Holders.

(b) In executing any amendment, modification, supplement or waiver permitted by this Article IV, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Pubco stating that the execution of such amendment, modification, supplement or waiver is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment, modification, supplement or waiver that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. Pubco will give notice of any amendment, modification, supplement or waiver of any provision under this Agreement to the CVR Holders and each other party hereto not executing the same, which notice may be effected by any public filing or press release made or issued, as applicable, by Pubco, or by any other means reasonably anticipated to provide notice thereof to the CVR Holders and the other applicable parties hereto; provided, that any failure to so notify the CVR Holders or any other party shall not affect the validity of such amendment, modification, supplement or waiver.

4.3. Effect of Amendments. Upon the execution of any amendment, modification, supplement or waiver under this Article IV, this Agreement will be modified in accordance therewith, such amendment, modification, supplement or waiver will form a part of this Agreement for all purposes and every CVR Holder and party hereto will be bound thereby.

Article V

OTHER PROVISIONS OF GENERAL APPLICATION

5.1. Notices to Rights Agent and Pubco. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Pubco, to: Chijet Motor Company, Inc. No. 8, Beijing South Road Economic & Technological Development Zone Yantai, Shandong, CN-37 264006 People’s Republic of China Attn: Xinjian Wang

With a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Barry I. Grossman, Esq.

Matthew A. Gray, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

Email: bigrossman@egsllp.com mgray@egsllp.com

If to the Rights Agent, to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Relationship Management

Email: felix.orihuela@equiniti.com; legalteamUS@equiniti.com

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5.2. Successors and Assigns.

(a) This Agreement will be binding upon, inure to the benefit of and be enforceable by Pubco’s successors and assigns, and this Agreement shall not restrict Pubco’s, any of its assignees’ or any of its successors’ ability to effect any change of control or otherwise merge or consolidate, transfer or convey all or substantially all of its and its subsidiaries’ respective assets to any Person. Each of Pubco’s successors, assigns or transferees of all or substantially all of the assets of Pubco and its subsidiaries, taken as a whole, as applicable, shall expressly assume by an instrument, supplemental hereto, executed and delivered to the Rights Agent and Pubco, the due and punctual delivery of the CVR Payment and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Pubco shall agree to remain subject to its obligations hereunder, including delivery of the CVR Payment, if any. Any successor or assignee of Pubco permitted hereunder may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Pubco is authorized to do pursuant to this Section 5.2(a).

(b) Except as expressly set forth in this Agreement, the Rights Agent may not assign this Agreement without Pubco’s written consent (not to be unreasonably withheld, delayed or conditioned). Any attempted assignment of this Agreement in violation of this Section 5.2(b) shall be void and of no effect.

5.3. Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that the CVR Holders and any Person acquiring CVRs through a transfer or exchange are express third party beneficiaries hereof to enforce the rights expressly granted to them hereunder.

5.4. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the CVRs and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of New York.

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(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party or its Affiliates or brought by any third party beneficiary hereof, including any CVR Holder, against any other party or its Affiliates shall be exclusively brought and determined exclusively by the state and federal courts seated in New York County, New York (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each of the parties and any third party beneficiary bringing a claim hereunder hereby irrevocably submits to the jurisdiction of the Specified Courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to and no third party beneficiary shall be permitted to commence any action, suit or proceeding relating thereto except in the Specified Courts, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such Specified Court. Each of the parties and any third party beneficiary hereof bringing a claim hereunder hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Specified Courts for any reason, that it or its property is exempt or immune from jurisdiction of any such Specified Court or from any legal process commenced in such Specified Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and that the suit, action or proceeding in any such Specified Court is brought in an inconvenient forum, the venue of such suit, action or proceeding is improper or this Agreement, or the subject matter hereof, may not be enforced in or by such Specified Court.

(c) Each of the parties to this Agreement and any third party beneficiary hereof bringing a claim hereunder hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

5.5. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5.6. Public Disclosure. Pubco and its Affiliates may disclose the terms of this Agreement to the extent necessary or appropriate to satisfy the rules and regulations of the SEC, including filing a copy of this Agreement in any public filing.

5.7. Tax Reporting. The Rights Agent shall comply with all applicable Laws, including as the foregoing relates to Tax reporting and withholding with respect to the delivery of any CVR Property made pursuant to this Agreement.

5.8. Further Assurances. Pubco shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

5.9. Counterpart. This Agreement may be executed and delivered (including by facsimile, e-mail or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.10. Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, on the date on which it has been finally determined under Section 2.3 of the BCA that there are no further potential CVR Payments under the BCA (and all CVR Payments prior thereto have been fully paid under this Agreement). Notwithstanding anything to the contrary contained herein, in the event that the BCA is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

5.11. Entire Agreement. This Agreement, together with the BCA, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

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IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first written above.

Pubco:

CHIJET MOTOR COMPANY, INC.

By:	/s/ Hongwei Mu
Name:	Hongwei Mu
Title:	President

Rights Agent:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Senior Vice President, Director